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Exhibit 4.1

Greenwich Kahala Aviation Ltd., COMMON SHARES, PAR VALUE OF SHARES USD$0.0001 EACH

Issued to:	Name	No. of Shares:
	Address Line 1	Certificate No:
	Address Line 2	Dated
	Address Line 3	Amount Paid:	Fully/Partly Paid
Transferred to:	Name	No. of Shares:
	Address Line 1	Certificate No:
	Address Line 2	Dated:
	Address Line 3	Amount Paid:

Incorporated under the laws of the Islands of Bermuda Greenwich Kahala Aviation Ltd.

CERT NO.	Common Shares	NO. OF SHARES

PAR VALUE OF SHARES USD$0.0001 EACH

Name
Address Line 1
Address Line 2
Address Line 3

THIS IS TO CERTIFY THAT the above named is the registered holder of [Number of shares in words] shares of USD$0.0001 each [fully/partly] paid, in the above-named Company, subject to the Memorandum of Association and the Bye-laws of said Company, transferable in accordance therewith.

Given under the Common Seal of the Company this [day] day of [month] [year].

President Chief Executive Officer

Secretary